Exhibit 23.3

Grant Thornton Argentina Av. Corrientes 327 Piso 3° C1043AAD – Buenos Aires Argentina T +54 11 4105 0000 F +54 11 4105 0100 E post@ar.gt.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3, and to the incorporation by reference therein of our report dated February 5, 2016, with respect to the financial statements of Pointer Argentina S.A. included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2015.

Partner in charge of the component engagement — signature:

Partner in charge of the component engagement — name: Christian Martin

Date: June 30, 2016

Country/Office: Grant Thornton Argentina

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